Media:	Investor Relations:
Eric Miscoll	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Corporation Announces 70% Increase
in Revenue For the Second Quarter of 2007

RICHARDSON, TEXAS - August 9, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the quarter and six months ended June 30, 2007.

Second Quarter 2007 Highlights:

▪	Revenue increase of 70% in the three months ended June 30, 2007 compared to the three months ended June 30, 2006;
▪	Increased customer base to 117 as of June 30, 2007 from 89 as of June 30, 2006;
▪	Signed re-seller agreements with two leading Original Equipment Manufacturers (OEMs) of telecommunications infrastructure for distribution of TXP’s Optical Network Terminal (ONT) units;
▪	Signed distribution agreement with Eastern Telecommunications to sell ONT products and outside plant cabinet retrofit solutions;
▪	Launched 7200G family of mini-size Power-over-Ethernet (PoE) based Gigabit Passive Optical Network (GPON) ONTs;
▪	Completed detailed triple play interop testing with 10 leading Optical Line Terminal (OLT) equipment vendors;
▪	Obtained ISO 9001:2000 certification for TXP-Texas Prototypes and TXP-Retrofit Solutions groups; and
▪	Hired two key sales executives.

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “We believe as companies in the telecom and technology sectors strive to be first to market with cutting-edge products, they are coming to appreciate the value of TXP’s prototyping and pre-production services. We believe that our ability to provide professional design support capabilities and quick-turn assemblies has enabled our customers to reduce their time to market which, in turn, gives these customers a competitive edge in an industry known for rapid product development.”

Mr. Shores continued, “We believe the increase in our total customer served base from 89 as of the second quarter of 2006 to over 117 leading electronics and telecommunications companies as of the second quarter of 2007, is evidence of the acceptance and reputation we are building in the marketplace. We are pleased with the increase in revenue in the second quarter and are experiencing larger projects of longer duration from many of our existing customers, especially in our prototype and quick-turn assembly business.”

“One of the great challenges in the telecom industry is to affordably develop and deploy technology that terminates the Passive Optical Network (PON) at the home or business location, thereby reducing the infrastructure costs for 'fiber-to-the-home'--based services. We believe our strategy to become a leading ODM, by private labeling our Broadband Passive Optical Network (BPON) and GPON ONTs for both OEMs and Incumbent Local Exchange Carriers (ILECs), is timed with the accelerating roll-out of new 'fiber-to-the-home' networks needed to deliver high-speed 'triple-play' services. We are very pleased with the rapid progress and major inroads we have made in the less than one year since we formed the ONT business after hiring the former Siemens ONT development team. We believe that our current success of interoperating with ten of the world’s leading OLT equipment vendors has proven that true GPON interoperability is already here.”

“TXP’s new 7200G family of mini-size, power over Ethernet-based (PoE) GPON ONTs is currently believed to be the smallest GPON ONT available in the market which makes them well suited for operators deploying Fiber-to-the-Premise (FTTP) in multi-dwelling and single living units worldwide. Another notable milestone achieved during the second quarter was obtaining ISO 9001:2000 certification for our prototype and retrofit solutions groups. Meeting this standard opens doors to companies whose mandates require that vendors possess this certification. ISO certification combined with the recent hiring of two key sales directors may help lay the groundwork for additional penetration of TXP’s target markets.”

Total revenue for the second quarter of 2007 increased 70% to approximately $3.3 million, compared with approximately $1.9 million for the same period in 2006. Operating loss for the second quarter was approximately $1.1 million, compared to operating loss of $676,000 for the same period last year. The increase in operating loss primarily reflects the hiring of Siemens' former ONT development team. As a result, TXP added 35 full-time employees and amended its lease in November of 2006 and expanded the operating facility by 16,000 square feet. Net loss for the second quarter of 2007 was approximately $1.5 million, or $(0.01) per share, compared to a net loss of approximately $4.8 million, or $(0.05) per share, for the same period in 2006. Net loss included $61,000 in income related to change in fair value of derivative financial instruments and $4.3 million in expense related to change in fair value of derivative financial instruments for the second quarters of 2007 and 2006 respectively.

Full results will be available in the company’s Form 10-QSB report for the three and six months ended June 30, 2007, to be filed with the SEC.

About TXP

TXP Corporation is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-ONT Solutions. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-ONT Solutions comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. This group develops and markets via an ODM model the iPhotonics family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access.
For more information visit: www.txpcorporation.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

(tables follow)

CONSOLIDATED BALANCE SHEETS
June 30, 2007 and December 31, 2006

	2007	2006
ASSETS	(unaudited)	(audited)
Current assets
Cash	$351,000	$228,000
Accounts receivable, net of allowance of $10,000 and $0 as of
June 30, 2007 and December 31, 2006, respectively.	1,226,000	976,000
Inventory	1,636,000	673,000
Other assets	318,000	346,000
Total current assets	3,531,000	2,223,000

Property and equipment, net	2,670,000	2,667,000
Other assets	13,000	13,000

TOTAL ASSETS	$6,214,000	$4,903,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Current maturities of notes payable	$151,000	$272,000
Current capital lease obligations	84,000	46,000
Line of credit	400,000	400,000
Current derivative financial instruments	—	1,288,000
Current convertible debentures, net of unamortized discount of
$423,000 as of December 31, 2006	—	467,000
Accounts payable	1,081,000	913,000
Deferred revenue	13,000	332,000
Accrued expenses	259,000	412,000
Total current liabilities	1,988,000	4,130,000

Notes payable, net of current maturities	67,000	144,000

Capital lease obligations, net of current obligations	96,000	32,000

Line of credit	1,050,000	1,000,000

Convertible debentures, net of unamortized discount of $3,507,000 as of June 30, 2007	493,000	—

Derivative financial instruments, net of current obligation	2,542,000	2,507,000

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	6,284,000	7,861,000

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 300,000,000 shares authorized, 112,535,647 and 104,080,623 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively.	113,000	104,000

Additional paid in capital	6,832,000	2,121,000
Accumulated deficit	(7,022,000)	(5,190,000)
Accumulated other comprehensive income	7,000	7,000

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(70,000)	(2,958,000)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$6,214,000	$4,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months ended June 30, 2007 and 2006 (unaudited)

	Three Months Ended June 30		Six Months Ended June 30
Revenues	2007	2006	2007	2006
Prototyping and assembly	$1,838,000	$1,383,000	$3,106,000	$2,255,000
Material management services	1,409,000	557,000	1,974,000	1,187,000
Product and accessory sales	49,000	—	68,000	—
Design and development services	—	—	332,000	—
Total Revenues	3,296,000	1,940,000	5,480,000	3,442,000

Cost of sales	2,008,000	1,172,000	3,457,000	2,215,000

Gross profit	1,288,000	768,000	2,023,000	1,227,000

Costs and expenses
Selling, general administrative	1,048,000	1,422,000	2,250,000	2,014,000
Research and development	1,261,000	—	2,007,000	—
Depreciation	37,000	22,000	69,000	42,000
Total costs and expenses	2,346,000	1,444,000	4,326,000	2,056,000

Operating loss	(1,058,000)	(676,000)	(2,303,000)	(829,000)

Other income and expense
Interest expense, net	(457,000)	(271,000)	(701,000)	(326,000)
Change in fair value of derivative financial instruments	61,000	(4,323,000)	1,172,000	(4,323,000)
Gain on sale of fixed assets	—	—	—	18,000
Gain on extinguishment of debt	—	465,000	—	465,000
Total other income and expense	(396,000)	(4,129,000)	471,000	(4,166,000)

Loss before income taxes	(1,454,000)	(4,805,000)	(1,832,000)	(4,995,000)

Income tax expense	—	—	—	—

Net loss	(1,454,000)	(4,805,000)	(1,832,000)	(4,995,000)

Foreign currency translation
adjustment	—	—	—	—

Comprehensive loss	$(1,454,000)	$(4,805,000)	$(1,832,000)	$(4,995,000)

Basic earnings per share	$(.01)	$(.05)	$(.02)	$(.05)

Diluted earnings per share	$(.01)	$(.05)	$(.02)	$(.05)

Basic weighted average shares outstanding:	112,469,385	93,011,484	108,374,698	91,165,020

Diluted weighted average shares outstanding:	112,469,385	93,011,484	108,374,698	91,165,020